Exhibit 10.9

Schedule to Stock Option Agreement Under Huttig Building Products, Inc.

2001 Stock Incentive Plan

Option Holder	Number Of Shares	Exercise Price	Date of Grant
Barry J. Kulpa	55,000	$5.875 per share	January 29, 2002
Thomas S. McHugh	40,000	$5.875 per share	January 29, 2002
Nick H. Varsam	34,000	$5.875 per share	January 29, 2002
Michael A. Lupo	400,000	$2.300 per share	April 28, 2003
Carl A. Liliequist	100,000	$2.980 per share	August 5, 2003
Hank J. Krey	25,000	$2.980 per share	August 5, 2003